MMC ENERGY, INC. EXECUTES LETTER OF INTENT TO ACQUIRE DESERT POWER

NEW YORK, August 25, 2006-PRNewswire-FirstCall/ -- MMC Energy, Inc. (Nasdaq OTC:
MMCN) (Deutsche Borse: JU1) today announced that has entered into a non-binding letter of intent to purchase Desert Power L.P., owner of a partially constructed 100 MW power plant located in Rowley, Utah for approximately $3.5M in cash and stock as well as the assumption of accounts payable and $28.7M in bank debt.

The Desert Power facility is in process of a re-powering which includes the installation of a steam turbine and generator set and heat recovery steam generator to allow for expanded capacity, QF status, and the ability to provide steam to a local industrial customer. Desert Power is party to a power purchase agreement (PPA) with PacifiCorp providing for fixed energy revenues over 19 years upon completion of the re-powering. The PPA is currently the subject of proceedings before the Public Services Commission of Utah regarding certain of its terms. The re-powering project is approximately 50% complete, and will require additional equity financing to complete.

If the acquisition is consummated, MMC will provide the required equity and debt financing for completion of construction, and operational oversight required to complete and operate the project. MMC expects that if the acquisition is consummated, it can achieve a commercial operation date (COD) of June 1, 2007.

The Letter of Intent provides for a period of exclusive dealings between MMC and the Sellers and is subject to due diligence and certain commercial conditions precedent, including an extension of the PPA allowing for the June 1, 2007 COD. Any closing on the transaction will also be subject to customary closing conditions, as well as obtaining any required approvals, an extension of the Power Purchase Agreement and the successful negotiation of a mutually acceptable purchase agreement.
"The Desert Power purchase would fit well with MMC's strategy to continue acquiring and constructing deep value power generation assets and create value through its hands-on operational management," said MMC's Chairman and Chief Executive Officer, Karl Miller "This transaction, if consummated, would mark the fourth acquisition MMC will make in the Western US this year. MMC will continue to invest in reliable power generation facilities and energy infrastructure assets to deliver critically needed energy to the Western US markets as long as the regulatory and market structure changes continue support MMC capital investments," added Miller.

ABOUT MMC ENERGY, INC.

The company is an energy acquisition company, which primarily acquires and operates critical power generation and associated energy infrastructure assets. The company is headquartered in New York City and traded on the NASDAQ Over-the Counter Market in the United States and the Deutsche Borse in Germany.

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The Company creates long-term value for its shareholders through deep discount asset acquisitions and hands on post- acquisition asset management. The Company currently owns power generation assets in Southern California and is pursuing an aggressive portfolio acquisition and growth strategy targeting power generation facilities and energy infrastructure assets primarily in California, Texas, Mid-Atlantic, and the Northeastern U.S.

Additional information concerning MMC Energy is available at http://www.mmcenergy.com


FORWARD LOOKING STATEMENTS:

This press release contains 'forward-looking statements' within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding the Company's ability to expand existing generating facilities and exploit acquisition opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but no limited to, our inability to generate sufficient operating cash flow to adequately maintain our generating facilities and service our debt, commodity pricing, intense competition for undervalued generating assets, environmental risks and general economic conditions. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 8-K filed on May 15, 2006, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We undertake no obligation to update these forward- looking statements.